UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2017

Q2 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36350 (Commission File Number)	20-2706637 (IRS Employer Identification No.)

13785 Research Blvd, Suite 150
Austin, Texas 78750
(512) 275-0072
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Not Applicable

(Former name or former address, if changed since last report)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
On March 30, 2017, the Board of Directors (the “Board”) of Q2 Holdings, Inc. (the “Company”) resolved to increase the size of the Board from eight directors to nine, and appointed R. Lynn Atchison as a director to fill the vacancy created upon the expansion in the size of the Board. Ms. Atchison will serve as a Class III director with a term expiring at the Company’s 2017 Annual Meeting of Stockholders. The Board determined that Ms. Atchison is independent in accordance with the applicable rules of the New York Stock Exchange (“NYSE”). The Company’s Board has not yet determined on which Board committees, if any, Ms. Atchison will serve.
Ms. Atchison was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Ms. Atchison and the Company that would require disclosure under Item 404(a) of Regulation S-K.
Ms. Atchison will receive cash and equity compensation for her services on the Board in accordance with the Company’s current standard director compensation package consisting of $30,000 in annual cash compensation paid in arrears (pro-rated for any partial year of service), and an annual equity award of $125,000 in restricted stock units (pro-rated for any partial year of service) which vests in four equal quarterly installments commencing on the date three months from the date of grant (with vesting pro-rated for any partial year of service) (the “RSUs”). The number of RSU shares is determined by dividing the applicable dollar amount of the award by the closing price of our common stock on the NYSE on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2 HOLDINGS, INC.

April 3, 2017	/s/ Jennifer N. Harris Jennifer N. Harris Chief Financial Officer